UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 15, 2006
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, CA		92656

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     On December 15, 2006, Avanir Pharmaceuticals (the “Company”) entered into a Sales Agreement with Brinson Patrick Securities Corporation (the “Sales Manager”) to issue and sell through the Sales Manager, as agent, up to 5,684,000 shares of Class A common stock from time to time pursuant to the Company’s effective shelf registration statement on Form S-3. Pursuant to the Sales Agreement, the Company has agreed to pay the Sales Manager a cash commission at a fixed commission rate of 4.5% of the gross sales price per share sold, up to aggregate gross proceeds of $7 million, and, thereafter, at a fixed commission rate of 3.5% of the gross sales price per share sold. The Company has also agreed to provide the Sales Manager with customary indemnification rights under the Sales Agreement. Additional information regarding the Sales Agreement and the manner of distribution for the shares is set forth in the Company’s prospectus supplement, dated December 15, 2006, which will be filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On December 18, 2006, Gregory Hanson, the Company’s Vice President and Chief Accounting Officer, tendered his resignation, which will be effective as of December 19, 2006. Mr. Hanson has informed the Company that he has resigned to pursue other opportunities.
* * *

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 18, 2006	Avanir Pharmaceuticals
	By:	/s/ Michael J. Puntoriero
Michael J. Puntoriero
Senior Vice President and Chief Financial Officer

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